UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                      CALIFORNIA COASTAL COMMUNITIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    129915203
                                 (CUSIP Number)

                                AUGUST 24, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

CUSIP NO. 129915203


--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RIVER ROAD ASSET MANAGEMENT, LLC               43-2076925
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [-]
                                                                (b) [-]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------


                               Page 2 of 4 pages

              Item 1(a) Name of Issuer:
                        CALIFORNIA COASTAL COMMUNITIES, INC.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        6 EXECUTIVE CIRCLE, SUITE 250
                        IRVINE, CALIFORNIA 92614

              Item 2(a) Name of Person Filing:
                        RIVER ROAD ASSET MANAGEMENT, LLC

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        462 S. 4TH ST., SUITE 1600
                        LOUISVILLE, KY 40202

              Item 2(c) Citizenship:
                        US -- STATE OF DELAWARE

              Item 2(d) Title of Class of Securities:
                        COMMON STOCK

              Item 2(e) CUSIP Number:
                        129915203

              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) [X]  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

  Item 4    Ownership:
            (a)    Amount Beneficially Owned:
                   0

            (b)    Percent of Class:
                   0%

            (c)    Number of shares as to which such person has:

             (i)   sole power to vote or direct the vote:
                   0

             (ii)  shared power to vote or direct the vote:
                   0

             (iii) sole power to dispose or to direct the disposition of:
                   0

             (iv)  shared power to dispose or to direct the disposition of:
                   0

  Item 5    Ownership of Five Percent or Less of a Class: [X]



                               Page 3 of 4 pages

  Item 6    Ownership of More than Five Percent on Behalf of AnotherPerson:

            Securities reported on this Schedule 13G are beneficially owned by clients of the adviser, which may include investment companies registered under the Investment Company Act and/or employee benefit plans, pensions, Charitable funds or other institutional and high net worth clients.

  Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:


  Item 8    Identification and Classification of Members of the Group:


  Item 9    Notice of Dissolution of a Group:


  Item 10   Certification:
            By signing below I certify that, to the best of my and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 22, 2007


                                 By:   /S/ THOMAS DIGNAN MUELLER
                                 -------------------------------------
                                 Thomas Dignan Mueller/CCO/COO


                               Page 4 of 4 pages